Exhibit 21.1
SUBSIDIARIES OF REGISTRANT

Subsidiary Name	Jurisdiction of Formation
HFF Partnership Holdings LLC	Delaware
Holliday GP Corp.	Delaware
Holliday Fenoglio Fowler, L.P.	Texas
HFF Securities L.P.	Delaware